UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Freshpet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 16, 2019

To the Stockholders of Freshpet, Inc.:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Freshpet, Inc. (the “Company”), which will be held at the Residence Inn Secaucus Meadowlands, located at 800 Plaza Drive, Secaucus, NJ 07094, on September 26, 2019 at 9:00 a.m., local time. You will be able to attend and submit your questions during the Annual Meeting.

Information about the Annual Meeting, nominees for the election of directors and the other proposal to be voted on by stockholders is presented in the following notice of annual meeting and proxy statement.

It is important that your shares be represented. Whether or not you plan to attend the Annual Meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to speaking with you at the Annual Meeting on September 26, 2019.

Sincerely,

William B. Cyr

Chief Executive Officer

FRESHPET, INC.

400 Plaza Drive, 1st Floor

Secaucus, NJ 07094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 26, 2019

To the Stockholders of Freshpet, Inc.:

The Annual Meeting of Stockholders of Freshpet, Inc. (the “Company”) will be held at the Residence Inn Secaucus Meadowlands, located at 800 Plaza Drive, Secaucus, NJ 07094, on September 26, 2019 at 9:00 a.m., local time, for the following purposes:

Items of Business

(1)To elect four members of the Board of Directors. The Board intends to present for reelection the following four nominees: J. David Basto, Lawrence S. Coben, Walter N. George III, and Craig D. Steeneck;

(2)To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2019;

(3)To approve, by advisory vote, the compensation of the Company’s named executive officers (“say-on-pay”); and

(4)To recommend, by advisory vote, the frequency of future advisory votes on named executive officer compensation (“say-on-pay frequency”).

Record Date

Close of business on August 2, 2019.

Sincerely,

Charles A. Norris

Chairman of the Board

Secaucus, New Jersey

August 16, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 26, 2019:  The Company’s Notice of Annual Meeting, Proxy Statement and 2018 Annual Report to stockholders are available on the internet at www.proxyvote.com.

FRESHPET, INC.

400 Plaza Drive, 1st Floor

Secaucus, NJ 07094

PROXY STATEMENT

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Freshpet, Inc., a Delaware corporation (the “Company” or “Freshpet”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Residence Inn Secaucus Meadowlands, located at 800 Plaza Drive, Secaucus, NJ 07094, on September 26, 2019 at 9:00 a.m., local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about August 16, 2019. An annual report for the year ended December 31, 2018 (our “annual report”) is enclosed with this Proxy Statement. An electronic copy of this Proxy Statement and annual report are available at www.proxyvote.com and www.freshpet.com.

GENERAL INFORMATION

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on August 2, 2019, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on August 2, 2019, we had 36,076,406 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

Proposal No. 1—Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the four nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will count the same as votes against Proposal No. 2.

Proposal No. 3—Approval, by Advisory vote, of Compensation of Named Executives, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes count the same as votes against Proposal No. 3. As an advisory vote, the result will not be binding on the Board or the Compensation Committee.  The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program.  The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating the Company’s executive compensation program.

Proposal No. 4—Advisory vote on Frequency of Executive Compensation, the option that receives the highest number of votes cast of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will be passed on an advisory basis.  Abstentions and broker non-votes will have no effect on Proposal No. 4.

By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years, or every three years. Stockholders also have the option to abstain from voting on this matter.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, by telephone or electronically through the Internet by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal or, in the case of the election of directors, as a vote “for” election of all nominees presented by the Board, or, in the case of the advisory vote on the frequency of the say-on-pay, as a vote “for” every one year.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, Nasdaq Stock Market (“Nasdaq”) rules grant your broker discretionary authority to vote on “routine” proposals, which includes only Proposal No. 2 for purposes of the Annual Meeting. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting and to act as vote tabulator, at a base fee of $7,000, plus reimbursement of reasonable expenses. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. The Company will also request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (ET) on September 25, 2019, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Proxy Materials

Beginning on or about August 16, 2019, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and annual report over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials and annual report, you may request such materials by telephone at 1-800-579-1639, by email at sendmaterial@proxyvote.com, or over the Internet at www.proxyvote.com.

Inspector of Election

A representative from Broadridge will serve as the inspector of election for the Annual Meeting.

Stockholder Proposals

Proposals that stockholders wish to include in our Proxy Statement and form of proxy for presentation at our 2020 annual meeting must be received by us no later than April 18, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Freshpet, Inc., 400 Plaza Drive, 1st Floor, Secaucus, NJ 07094, Attention: Corporate Secretary.

For a stockholder proposal that is not intended to be included in our 2020 proxy statement under Rule 14a-8, our bylaws require that the stockholder’s written proposal be submitted to our Corporate Secretary at the address above not earlier than the close of business on May 29, 2020 nor later than the close of business on June 28, 2020 (assuming the Company does not change the date of the 2020 annual meeting of stockholders by more than 30 days before or 70 days after the anniversary of the 2019 Annual Meeting).  In such a case, the notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2020 annual meeting of stockholders.  A copy of the Company’s bylaws is available on the Company’s corporate website at www.freshpet.com. Our website is not part of this Proxy Statement.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Board of Directors

Set forth below is the name, age (as of August 16, 2019), position and a description of the business experience of each of our directors and director nominees:

Name	Age	Position(s)	Class	Appointed	Current Term Expiration
Director Nominees:
J. David Basto	47	Director	II	December 2010	2019
Lawrence S. Coben	61	Director	II	November 2014	2019
Walter N. George III	62	Director	II	November 2014	2019
Craig D. Steeneck	61	Director	II	November 2014	2019
Continuing Directors:
Charles A. Norris	73	Chairman of the Board and Director	III	October 2006	2020
William B. Cyr	56	Director and Chief Executive Officer	III	September 2016	2020
Jonathan S. Marlow	39	Director	III	December 2010	2020
Leta D. Priest	60	Director	III	September 2018	2020
Daryl G. Brewster	62	Director	I	January 2011	2021
Jacki S. Kelley	53	Director	I	February 2019	2021
Robert C. King	60	Director	I	November 2014	2021

Background of Directors

Director Nominees

Director—J. David Basto has been a member of our Board of Directors since December 2010. Mr. Basto is a Managing Director of The Carlyle Group, which he joined in 2015.  Prior to joining The Carlyle Group, Mr. Basto was Founding Partner of Broad Sky Partners, from its formation in 2013 to 2015. Prior to co-founding Broad Sky Partners, Mr. Basto worked for MidOcean Partners from its inception in 2003 through 2013, most recently as Managing Director and co-head of MidOcean Partner’s consumer sector investing team. Prior to MidOcean Partners, Mr. Basto worked for DB Capital Partners and its predecessor BT Capital Partners from 1998 through 2003. Previously, Mr. Basto held positions with Juno Partners and Tucker Anthony Inc. Mr. Basto currently serves on the board of directors of the parent entities of Weiman Products, Apex Parks Group and Arctic Glacier, Inc. Mr. Basto provides the Board of Directors with expertise in analyzing financial issues and insights into the consumer sector.

Director—Lawrence S. Coben, Ph.D. has been a member of our Board of Directors since November 2014. Dr. Coben has served as Chairman of the Board of NRG Energy since February 2017, and has been a director of NRG since December 2003. Dr. Coben was Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC from 2003 to December 2017. Dr. Coben was Chairman and Chief Executive Officer of Tremisis Energy Acquisition

Corporation II, a publicly held company, from July 2007 through March 2009, and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, Dr. Coben was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Dr. Coben was an independent consultant. From 1994 to 1996, Dr. Coben was Chief Executive Officer of Bolivian Power Company. Dr. Coben served on the advisory board of Morgan Stanley Infrastructure II, L.P. from September 2014 through December 2016. Dr. Coben is also Executive Director of the Sustainable Preservation Initiative and a Consulting Scholar at the University of Pennsylvania Museum of Archaeology and Anthropology. Dr. Coben provides the Board of Directors with significant managerial, strategic, and financial expertise, particularly as it relates to company financings, transactions and development initiatives.

Director—Walter N. George III has been a member of our Board of Directors since November 2014. Mr. George is the President of G3 Consulting, LLC, a boutique advisory firm specializing in value creation in small and mid-market consumer products companies, a company he founded in 2013. Mr. George served as President of the American Italian Pasta Company and Corporate Vice President of Ralcorp Holdings from 2010 until its sale to ConAgra Foods in 2013. Mr. George served as Chief Operating Officer at American Italian Pasta Company from 2008 to 2010. From 2001 to 2008, Mr. George served in other executive roles with American Italian Pasta Company, including Senior Vice President—Supply Chain and Logistics and Executive Vice President—Operations and Supply Chain. From 1988 through 2001, Mr. George held a number of senior operating positions with Hill’s Pet Nutrition, a subsidiary of Colgate Palmolive Company, most recently as Vice President of Supply Chain. Mr. George is President and serves on the board of Old World Spice and Seasoning Company, and serves on the board of directors of Vision Bank. Mr. George is non-executive chairman of the board of Indigo Wild, LLC. Mr. George provides the Board of Directors with operations expertise, consumer products and pet food industry expertise and public company experience.

Director—Craig D. Steeneck has been a member of our Board of Directors since November 2014. Mr. Steeneck served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc. from July 2007 to January 2019, where he oversaw the company’s financial operations, treasury, tax, investor relations and corporate development and information technology. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods, helping to redesign the supply chain to generate savings and improved financial performance. Pinnacle Foods was acquired by Conagra Brands in October 2018. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Worldwide Corporation), playing key roles in wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International, (now Wyndham Worldwide Corporation). From October 1999 to February 2001, Mr. Steeneck was the Chief Financial Officer of International Home Foods Inc. Mr. Steeneck has served as a board member and Chairman of the Audit Committee of Hostess Brands, Inc.  since November 2016 and as lead independent director since January 2019.  Mr. Steeneck has served as a board member of Collier Creek Holdings since November 2018, where he is Chairman of the Audit Committee and member of the Compensation Committee.  Mr. Steeneck has served on the Advisory Board of Directors of Kind LLC since May 2019. Mr. Steeneck provides the Board of Directors with extensive management experience in the consumer-packaged goods industry as well as accounting and financial expertise.

Continuing Directors

Chairman of the Board and Director—Charles A. Norris has been a member of our Board of Directors and Chairman of the Board since October 2006. Mr. Norris serves as a member of the board of directors of Primo Water and previously served as the Chairman of Glacier Water Services Inc. from 2001 to 2016. Mr. Norris was previously a member of the board of directors of Advanced Engineering Management and MP Holdco LLC, and was Chairman of the Board of Day Runner from September 2001 to November 2003, when it was sold. Mr. Norris is the retired President of McKesson Water Products Company, a bottled water company and division of McKesson Corporation, where he served as President from 1990 until he retired in October 2000. From 1981 through 1989, Mr. Norris served as President of Deer Park Spring Water Company, which was a division of Nestle USA, and then led an investor group that acquired the business in 1985 until it was sold to Clorox in 1987. Mr. Norris remained with Clorox through 1989 following their acquisition of Deer Park. From 1973 to 1985, Mr. Norris served in various operational executive positions with Nestle in both Switzerland and the United States. Mr. Norris provides the Board of Directors with extensive corporate leadership experience as well as a deep understanding of our business.

Director and CEO—William B. Cyr has been a member of our Board of Directors and our Chief Executive Officer since September 2016. Before assuming his role at Freshpet, Mr. Cyr, served as President and Chief Executive Officer of Sunny Delight Beverages Co. (“SDBC”) from August 2004 to February 2016. Prior to joining SDBC, Mr. Cyr spent 19 years at Procter & Gamble, where he ultimately served as the Vice President and General Manager of the North American Juice Business and Global Nutritional Beverages.  Mr. Cyr serves as a Board and Executive Committee Member of the Grocery Manufacturers Association, a position he has held since 2002. Additionally, during his time as President and Chief Executive Officer of SDBC Mr. Cyr was a member of the Board of Directors of American Beverage Association from 2007 until 2016 and on the Executive Committee from 2012 to 2016. Mr. Cyr holds an A.B. from Princeton University. Mr. Cyr provides the Board of Directors with knowledge of the daily affairs of the Company, expertise in the consumer products industry and extensive experience in corporate leadership.

Director—Jonathan S. Marlow has been a member of our Board of Directors since December 2010. Mr. Marlow is a Managing Director at MidOcean Partners, and has been with the firm since 2009, where he has focused on investments within the consumer sector. Prior to MidOcean Partners, Mr. Marlow worked for Investcorp International Inc. in the private equity group from 2006 through 2008. Previously, Mr. Marlow held positions at J.F. Lehman & Company and Bear, Stearns & Co. Inc. Mr. Marlow currently serves on the board of directors of Image Skincare, Hunter Fan, Florida Food Products and BH Cosmetics. Mr. Marlow provides the Board of Directors with expertise in investment strategies and insight into the consumer sector.

Director—Leta D. Priest has been a member of our Board of Directors since September 2018. Ms. Priest has over 30 years of executive and senior leadership experience in the retail and consumer packaged goods industries. Ms. Priest was a key leader in food for Walmart from May 2003 to November 2015 during Walmart’s expansion of grocery, including having served as Senior Vice President and General Merchandising Manager, Fresh Food from 2009 to 2015. Ms. Priest also served as Senior Vice President, General Merchandising Manager in other key areas of food for Walmart from January 2007 through 2015. Ms. Priest began her career with Walmart as Vice President of Food Development. Ms. Priest joined Walmart from Safeway, where she served as Vice President Corporate Brands, North America from January 1998 to April 2003. Prior to her time at Safeway, Ms. Priest had 11 years of consumer products experience in senior leadership roles across brand management and product development with The Torbitt & Castleman Company and Dole Food Company.  Since April 2018, Ms. Priest has served as a director on the board of Milo’s Tea Company.  In 2017, Ms. Priest completed seven years of service as a director on the Board of Feeding America and she currently serves as a director on the board for the National Council on Aging. Ms. Priest provides the Board of Directors with corporate leadership, public company experience and extensive senior management experience in the retail and consumer packaged goods industries.

Director—Daryl G. Brewster has been a member of our Board of Directors since January 2011. Since 2013, Mr. Brewster has served as the Chief Executive Officer of CECP, a coalition of chief executive officers from over 200 large cap companies focused on driving sustainable business and improving communication with strategic investors.  Since 2008, Mr. Brewster has also been the founder and chief executive officer of Brookside Management, LLC, a boutique consulting firm that provides C-level consulting and support to consumer companies and service providers to the industry. Between 2009 and 2013, Mr. Brewster was a Management Advisor to MidOcean Partners. Prior to that, Mr. Brewster served as the Chief Executive Officer of Krispy Kreme Doughnuts, Inc. from March 2006 through January 2008. From 1996 to 2006, Mr. Brewster was a senior executive at Nabisco, Inc. and Kraft, Inc. (which acquired Nabisco in 2000), where he served in numerous senior executive roles, most recently as Group Vice President and President, Snacks, Biscuits and Cereal. Before joining Nabisco, Mr. Brewster served as Managing Director, Campbell’s Grocery Products Ltd.—UK; Vice-President, Campbell’s Global Strategy, and Business Director, Campbell’s U.S. Soup. Mr. Brewster serves on the  boards of several middle-market growth companies, and previously served on the board of E*Trade Financial Services, Inc. Mr. Brewster provides the Board of Directors with experience in corporate leadership, public company operations, and an understanding of the pet and consumer packaged goods industries.

Director—Jacki S. Kelley has been a member of our Board of Directors since February 2019. Ms. Kelley has over 25 years of executive and senior leadership experience in the media and digital industries.  Ms. Kelley currently serves as President and Chief Client Officer at Dentsu, Inc., a role she has held since April 2019. Prior to her current role, Ms. Kelley spent five years at Bloomberg, first joining as Chief Operating Officer of Bloomberg Media in 2014 and then moving to Bloomberg LP in 2017 after being appointed Deputy Chief Operating Officer. Before joining Bloomberg, Ms. Kelley was the CEO, North America, and President of Global Clients for IPG Mediabrands as well as Global CEO, Universal McCann. Ms. Kelley was also a Vice President, Worldwide Strategy & Solutions, at Yahoo! and worked with USA Today for 18 years, leaving the company as a Senior Vice President. Ms. Kelley also serves on the board of directors of Comic Relief USA. Ms. Kelley provides the Board of Directors with corporate leadership and extensive senior management experience in media and marketing.

Director—Robert C. King has been a member of our Board of Directors since November 2014. Mr. King served as the Chief Executive Officer of Cytosport, Inc., a sports nutrition company and maker of Muscle Milk, from July 2013 to August 2014. Prior to joining Cytosport, Mr. King was an advisor to TSG Consumer Partners, a mid-market private equity firm specializing in consumer-packaged goods companies, from March 2011 to July 2013. Mr. King spent 21 years in the North America Pepsi system, from 1989 to 2010, including serving as Executive Vice President and President of North America for Pepsi Bottling Group from 2008 to his retirement in 2010, President of North America for Pepsi Bottling Group from 2006 to 2008, President of Field Bottling from 2005 to 2006 and Senior Vice President and General Manager for the Mid-Atlantic Business Unit from 2002 to 2005. Mr. King is non-executive chairman of the board of Arctic Glacier, Inc., and of Gehl Foods and currently serves on the board of directors of Ranpak Holdings Corporation. Mr. King previously served as a board member of EXAL Corporation and as a board member and advisor to Cytosport, Island Oasis Frozen Cocktail Co., Inc. and Neurobrands, LLC. Mr. King provides the Board of Directors with corporate leadership, public company experience, operations expertise and almost 40 years of consumer-packaged goods experience.

Stock Ownership Guidelines for Non-Employee Directors

Stock ownership guidelines are in place for our non-employee directors to encourage significant ownership of our common stock by our non-employee directors and to further align the personal interests of our non-employee directors with the interests of the Company’s stockholders.  Non-employee directors are expected to own common stock valued at an amount at least three times the cash retainer, as calculated for each calendar year on the first trading day of each calendar year.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Corporate Governance, Board Structure and Director Independence

In accordance with our Certificate of Incorporation and Bylaws, our Board of Directors consists of 11 members and is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. Mr. Norris serves as the Chairman of our Board of Directors. We believe that each of the members of our Board of Directors except Mr. Cyr is independent consistent with the Nasdaq rules. Mr. Brewster, Mr. King and Ms. Kelley are the Class I directors and their terms will expire in 2021. Mr. Basto, Mr. George, Mr. Steeneck and Mr. Coben are the Class II directors and their terms will expire at the Annual Meeting, unless reelected by stockholders. Mr. Norris, Mr. Marlow, Ms. Priest and Mr. Cyr are the Class III directors and their terms will expire in 2020. The division of our

Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our Board of Directors met four times during 2018. Under the Company’s corporate governance guidelines, Board members are expected to attend all meetings of the Board and committees on which they serve. Each director serving on the Board in 2018 attended at least 75% of the total meetings of the Board and of Committees on which he or she served during the time he or she was on the Board in 2018. All of the members of our Board of Directors serving at the time attended our 2018 annual stockholders’ meeting. Our corporate governance guidelines are available on our corporate website at www.freshpet.com. Our website is not part of this Proxy Statement.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of the committees reports to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit and the audit fee; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm, including taking into consideration whether the independent auditor’s provision of any non-audit services to us is compatible with maintaining the independent auditor’s independence; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related person transactions; (9) annually reviewing the Audit Committee charter and the committee’s performance; and (10) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Our Audit Committee consists of Mr. Steeneck (chair), Mr. Basto and Mr. George. Our Board of Directors has affirmatively determined that Mr. Steeneck, Mr. Basto and Mr. George meet the definition of “independent directors” for purposes of serving on an Audit Committee under applicable SEC and Nasdaq rules. In addition, Mr. Steeneck qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. The Audit Committee met five times during 2018.

Our Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at www.freshpet.com. Our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the Board of Directors regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Nominating and Corporate Governance Committee is also responsible for making recommendations to the Board of Directors concerning the structure, composition and function of the Board of Directors and its committees.

In considering director nominees, the Nominating and Corporate Governance Committee considers a number of factors, including:

(1)	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;
(2)	the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of the Company’s business;
(3)	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and
(4)

the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee will consider advice and recommendations from stockholders, management and others as it deems appropriate. Although we do not have a formal policy regarding Board diversity, when evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse Board, as so defined, provides for different points of view and robust debate and enhances the effectiveness of the Board. Upon identifying a potential nominee, members of the Nominating and Corporate Governance Committee will interview the candidate, and based upon that interview, reference checks and committee discussions, make a recommendation to the Board.

The Nominating and Corporate Governance Committee evaluates director candidates recommended by a stockholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. To date, the Company has not received a recommendation for a director candidate from our stockholders.

Stockholders may recommend candidates at any time, but to be considered by the Nominating and Corporate Governance Committee for inclusion in the Company’s proxy statement for the 2020 annual meeting of stockholders, recommendations must be submitted to the attention of the Chairman of the Nominating and Corporate Governance Committee not earlier than the close of business on May 29, 2020 nor later than the close of business on June 28, 2020 (assuming the Company does not change the date of the 2020 annual meeting of stockholders by more than 30 days before or 70 days after the anniversary of the 2019 Annual Meeting). A stockholder recommendation must contain:

(1)	the candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments;
(2)	an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected;
(3)	a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board; and
(4)

a minimum of two references from individuals that have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

Stockholder submissions recommending director candidates for consideration must be sent to the Company’s corporate offices, located at 400 Plaza Drive, 1st Floor, Secaucus, NJ 07094, Attention: Corporate Secretary.

Our Nominating and Corporate Governance Committee consists of Mr. Coben (chair), Mr. George, Ms. Kelley and Mr. King. Our Board of Directors has affirmatively determined that Mr. Coben, Mr. George, Ms. Kelley and

Mr. King meet the definition of “independent directors” for purposes of serving on a Nominating and Corporate Governance Committee under applicable SEC and Nasdaq rules. Our Nominating and Corporate Governance Committee met four times during 2018.

Our Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at www.freshpet.com. Our website is not part of this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. The Compensation Committee may delegate its responsibilities to a subcommittee formed by the Compensation Committee. The Compensation Committee, in its sole discretion, may also engage legal, accounting, or other consultants or experts, including compensation consultants, to assist in carrying out its responsibilities.

Our Compensation Committee consists of Mr. Marlow (chair), Mr. Brewster, Ms. Priest and Mr. King. Our Board of Directors has affirmatively determined that Mr. Marlow, Mr. Brewster, Ms. Priest and Mr. King meet the definition of “independent directors” for purposes of serving on a Compensation Committee under applicable SEC and Nasdaq rules. Our Compensation Committee met three times during 2018.

Our Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at www.freshpet.com. Our website is not part of this Proxy Statement.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an executive officer or employee of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. During 2018, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as one of our directors or a member of the Compensation Committee.

Code of Ethics

We adopted a written General Code of Ethics (“General Code”) which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and controller. In addition, we adopted a written Code of Ethics for Executive Officers and Principal Accounting Personnel (“Code of Ethics”), which applies to our principal executive officer, principal financial officer, controller and other designated members of our management. Copies of each code are available on our corporate website at www.freshpet.com. The information contained on our website does not constitute a part of this Proxy Statement. We will provide any person, without charge, upon request, a copy of our General Code or Code of Ethics. Such requests should be made in writing to the attention of our Corporate Secretary at the following address: Freshpet, Inc., 400 Plaza Drive, 1st Floor, Secaucus, New Jersey 07094.

Communications to the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of the Board by U.S. mail. Such correspondence should be sent c/o Corporate Secretary, Freshpet, Inc., 400 Plaza Drive, 1st Floor, Secaucus, New Jersey 07094.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Corporate Secretary will not forward other correspondence.

Executive Officers

Set forth below is the name, age (as of August 16, 2019), position and a description of the business experience of each of our executive officers (business experience for Mr. Cyr, who is both a director and executive officer, can be found in the section entitled—Board of Directors).

Name	Age	Position(s)
William B. Cyr	56	Director and Chief Executive Officer
Scott Morris	50	President and Chief Operating Officer
Richard Kassar	72	Chief Financial Officer
Stephen L. Weise	60	Executive Vice President of Manufacturing and Supply Chain
Stephen Macchiaverna	61	Senior Vice President, Controller and Secretary
Cathal Walsh	47	Senior Vice President, Cooler Operations

Background of Executive Officers

Director and CEO-William B. Cyr’s biographical information is included in “—Background of Directors—Continuing Directors.”

President, Chief Operating Officer & Co-Founder—Scott Morris is a co-founder of Freshpet and has served as our Chief Operating Officer since July 2015 and President since March 2016. Mr. Morris served as our Chief Marketing Officer from January 2014 to July 2015 and Senior Vice President of Sales and Marketing from 2010 to 2013. Mr. Morris is involved in all aspects of Company development and day-to-day operations. Prior to joining Freshpet, Mr. Morris was Vice President of Marketing at The Meow Mix Company from 2002 to 2006. Previously, Mr. Morris worked at Ralston Purina from 1990 to 2002, holding various leadership positions in Sales and Marketing, most recently Pet Food Group Director. Mr. Morris also works as an advisor and investor in several small startup consumer packaged goods companies with strong social missions and a focus to improve food and the world.

Chief Financial Officer—Richard Kassar has served as Chief Financial Officer since January 2011. Mr. Kassar previously served as our Chief Executive Officer from July 2006 to January 2011 and as President from January 2011 to June 2014. Mr. Kassar has acted as our principal financial and accounting officer since 2006. Prior to joining Freshpet, Mr. Kassar was Senior Vice President and Chief Financial Officer of The Meow Mix Company until its sale to Del Monte Foods in 2006. From 1999 to 2001, Mr. Kassar served as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to 1999, Mr. Kassar was employed by Chock Full O’ Nuts in various positions and most recently served as Senior Vice President, Chief Operating Officer and Corporate Controller. Mr. Kassar has been a director of World Fuel Services Corporation since 2002. Mr. Kassar has over 30 years’ experience in the consumer brands industry.

EVP Manufacturing and Supply Chain—Stephen L. Weise joined Freshpet in July of 2015 as the EVP of Manufacturing and Supply Chain.  Mr. Weise has over 25 years of experience in the manufacturing and distribution of consumer products. Prior to joining Freshpet, from June 2013 to July 2015, Mr. Weise was an Account Manager at TBM Consulting, a consulting firm that specialized in operational excellence and lean manufacturing. From 2003 to February 2013, Mr. Weise held the role of COO at the Arthur Wells Group, a 3PL specializing in consumer products and temperature-controlled distribution.  Prior to that, from 2002 to 2003, he served as the SVP of Operations for the B. Manischewitz Company, a specialty food manufacturer.  From 2000 to 2002, Mr. Weise served as Chief Operating Officer at the Eight in One Pet Products Company, from 1995 to 2000 as VP of Manufacturing at Chock Full O’ Nuts, and from 1986 to 1995 in various positions at Kraft Foods.

SVP, Controller & Secretary—Stephen Macchiaverna has served as Senior Vice President, Controller and Secretary since October 2006. Prior to joining Freshpet, Mr. Macchiaverna was the Controller for The Meow Mix Company from its inception in 2002 through its sale and transition to Del Monte Foods in 2006. From 1999 to 2001, Mr. Macchiaverna was the Vice President of Finance and Treasurer of Virgin Drinks USA, Inc. Mr. Macchiaverna began his consumer-packaged goods career with First Brands Corporation, where he worked from 1986 to 1999, most recently as Divisional Controller for all domestic subsidiaries. Mr. Macchiaverna has over 30 years’ experience in consumer-packaged goods financial management.

SVP Cooler Operations & Co-Founder—Cathal Walsh is a co-founder of Freshpet and has served as Senior Vice President of Cooler Operations since January 2011 and previously served as our Chief Operating Officer from October 2006 to January 2011. Prior to joining Freshpet, Mr. Walsh was Zone Marketing Manager at Nestlé Worldwide from 2000 to 2005 and was Marketing Manager at Nestlé Pet Care from 1996 to 2000. Mr. Walsh has over 20 years’ experience in packaged goods marketing, sales and management, including in international food markets.

Stock Ownership Guidelines

Stock ownership guidelines (the “Guidelines”) are in place for our senior executive officers (the “Covered Persons”) to encourage significant ownership of our common stock by our senior executives and to further align the personal interests of our senior executives with the interests of the Company’s stockholders. The Guidelines require (i) our CEO to own common stock valued at four times annual base pay, (ii) our named executive officers other than our CEO to own common stock valued at three times annual base pay and (iii) our other senior executive officers to own common stock valued at up to two times annual base pay, based on seniority.

Covered Persons are required to achieve their respective levels of stock ownership within the later of five years of the date they enter the listed positions or the date the Guidelines were adopted. In the event a Covered Person is not in compliance with the Guidelines, the Covered Person will be required to retain at least 50% of the Covered Person’s vested stock options and vested stock units granted pursuant to a stock incentive plan of the Company. If the Covered Person falls below the Guidelines solely as a result of a decline in the value of the common stock, the Covered Person will have a period of 12 months within which to increase such Covered Person’s stock ownership to meet the Guidelines. Notwithstanding the terms of the Guidelines, Covered Persons may sell or otherwise dispose of shares of our common stock to (a) pay the exercise price of Company stock options in a net-share stock option transaction; and (b) satisfy any applicable tax withholding obligations due in connection with the exercise of options or the vesting or payment of any restricted stock units. If the Guidelines place a hardship on a Covered Person, our Compensation Committee is empowered to develop an alternative stock ownership guideline for a Covered Person that reflects both the intention of the Guidelines and the personal circumstances of the Covered Person.

Sustainability

     Freshpet is focused on developing a business that is focused on sustainability and the triple bottom line.  We think of sustainability broadly and defined by our triple bottom line across three areas:  (1) performing across key business metrics, (2) having a positive impact on society and (3) minimizing our impact on the environment.  At Freshpet we have deployed our sustainability efforts under the Pets, People and Planet initiatives.  Specific to the Planet we have three major initiatives that we have undertaken.

1.

Powered by the wind:  All of the electricity we purchase from the grid is through wind power credits.  Annually we purchase over 14,000,000kwh from wind power credits.  Using wind power credits prevents 9,900 metric tons of CO2 emissions each year.  The CO2 avoided is the equivalent of burning 10,823,000 pounds of coal.  These wind credits also help to support the development windfarms for future energy use.

2.

Landfill free manufacturing:  In 2016, we were certified to have a landfill free manufacturing facility and maintain that standard.  This prevents waste from using up landfill space in addition to having the materials decay and impact the environment in negative ways.  We believe that we are one of the only pet food facilities to have landfill free manufacturing.  Our landfill free initiative avoids over 2,000,000 pounds of waste going into landfills that would take up over 759 cubic yards.  Instead of our waste ending up in landfills, it is used to produce energy--the energy produced is equivalent to 642,000kwh, which is enough to power all of our offices.

3.

Carbon neutral offset:  Each year we plant trees to offset out carbon emissions.  We began this initiative in 2016 and by the end of 2019 we will have planted over 50,000 trees. The trees are planted in national forests to help restore watersheds and improve wildlife habitat.  The trees used are all native species appropriate to each site. These trees grown over 10 years will offset over 2,800 metric tons of CO2 emissions.

EXECUTIVE COMPENSATION

Introduction

This CD&A describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers (or NEOs). This CD&A also describes Freshpet’s philosophy behind and objectives for executive compensation, as well as the manner in which the Company awards, and our NEOs earn, such compensation. Finally, this CD&A is intended to supplement the data presented in the Summary Compensation Table and other compensation tables that follow the CD&A.

The following table lists our NEOs for 2018, which is the group consisting of each individual who served as our Chief Executive Officer or Chief Financial Officer during 2018, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2018.

Name	Principal Position
William B. Cyr	Chief Executive Officer
Scott Morris	President and Chief Operating Officer
Richard Kassar	Chief Financial Officer
Stephen L. Weise	Executive Vice President of Manufacturing and Supply Chain
Cathal Walsh	Senior Vice President, Cooler Operations

Compensation Philosophy and Objectives

Our philosophy is to align our executive compensation with the interests of our stockholders by basing our more fundamental compensation decisions on financial objectives that our Board of Directors (or Board) believes have a significant impact on long-term stockholder value. An important goal of our executive compensation program is to help ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term corporate goals. Our executive compensation program is designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our NEOs for sustained financial and operating performance and strong leadership;
•	to align our NEOs’ interests with the interests of our stockholders; and
•	to encourage our successful NEOs to remain with us for the long term.

Underpinning our compensation philosophy is the belief that Freshpet is a growth company with the potential to have a significant impact on the pet food industry. Achieving that potential should result in value creation for our stockholders. Thus, we believe that management’s incentives, our annual goals, and our longer-term goals set by the Company’s Compensation Committee (or Compensation Committee) and the Board should reflect that growth orientation.

Compensation Strategy

The Compensation Committee has numerous tools at its disposal to help Freshpet accomplish its short- and long-term performance goals. The Committee generally chooses to utilize those tools as follows in its administration and oversight of our executive compensation program.

Peer Group Selection

The Compensation Committee selects a peer group for compensation comparison purposes that includes a blend of comparably-sized companies in similar industries, including pet-related companies—our most likely sources of talent to support our growth. But the Committee also deliberately adds companies experiencing significant growth to help ensure that our compensation practices are competitive with—and relevant to—the circumstances found in growth-oriented companies so that they contribute to the growth potential of Freshpet.

Significant Portion of Compensation as Equity

We award a significant portion of executive compensation as equity as we believe this is an effective way to help management focus on our long-term goals while also aligning stockholder and management interests. While we target total compensation (based on position) within the 50th to 75th percentile of our compensation peer group, a meaningful portion of that compensation consists of stock options, which awards have no value to the recipient unless our stock price rises. Additionally, supplemental awards within the broader organization are rarely paid in cash but instead consist of equity awards. Finally, in 2018 we decided to include all employees Company-wide in our equity compensation program, including hourly employees, in order to better foster an ownership mentality and drive long-term growth. For each grant, the vesting requirement is typically at least three years or tied to a specific, long-term achievement.

Long-Term Goal Setting

We set a four-year growth goal for management in 2016 and have issued significant equity awards to our most senior managers tied to that goal. For our CEO, Mr. Cyr, his 2016 award of stock options replaced subsequent annual awards in order to emphasize the importance of achieving our long-term growth goal. Messrs. Kassar, Morris, and Weise also received stock options with the same objectives in 2016 to help ensure alignment amongst our leadership team against the Company’s long-term goals. Additionally, our COO, Mr. Morris, was granted a significant number of stock options in 2017 (replacing subsequent annual grants) to drive similar behavior. Further, the Board has continually reinforced to management its belief in driving long-term growth via annual goals that are set. The Board has encouraged management to make prudent, near-term investments—even at the expense of near-term earnings—to better drive long-term growth and to enable Freshpet to satisfy our overarching goal of long-term growth.

Encouraging Teamwork

We strongly believe that teamwork among our workforce is essential to help us achieve our long-term growth potential. Thus, all bonus-eligible employees—including our NEOs—are compensated using the same bonus formula. Each employee earns the same percentage of his or her target award each year, assuming there are no outstanding, individual performance issues. We believe that this creates an “all-for-one and one-for-all” mentality within Freshpet that allows individual employees to make the right choices for the Company without regard to their impact on the achievement of less important functional or personal goals. Additionally, Mr. Cyr, at his own recommendation, has chosen to forego salary increases and instead has reallocated those dollars within his leadership team to reinforce his commitment to our teams and to recognize the strong performance of his colleagues.

Incenting Sales Growth

We set what we believe to be aggressive net sales growth targets for management each year and our annual incentive plan formula places equal value—both weighting (50%) and economic value ($ at risk)—on the achievement of those net sales growth targets versus profitability goals. This helps to ensure that our management seeks to drive sales growth in concert with profit growth.

Demanding Quality

We believe that no factor is more important to our long-term success than the quality of the products that we produce every day. As such, every manufacturing employee is incented each quarter for the achievement of a set of goals, many of which are either directly or indirectly connected to the production of outstanding pet foods that meet our high-quality standards. The Board also reviews the Company’s performance against its quality targets regularly.

How Elements of Our Executive Compensation Program are Related to Each Other

The various components of our compensation program are related but distinct and are designed to emphasize “pay for performance,” with a significant portion of total compensation reflecting a risk aspect tied to our long-term and short-term financial and strategic goals. Our compensation philosophy is designed to foster entrepreneurship at all levels of the organization and is focused on employee value and retention by making long-term, equity-based incentive opportunities a substantial component of our executive compensation. The appropriate level for each compensation component is based in part, but not exclusively, on internal equity and consistency, experience, and responsibilities, and other relevant considerations such as rewarding extraordinary performance. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

2018 Compensation Program

Independent Compensation Consultant

In 2018, the Compensation Committee retained Korn Ferry Hay Group (or KFHG) to advise it on compensation practices for our top nine officers, including each NEO. Specifically, KFHG was engaged to review our compensation peer group and our compensation structure for our executive officers, develop and recommend targets for our executive compensation program by analyzing the compensation structures of our peer group companies and market trends, and provide advice to the Compensation Committee on our executive compensation structure and program based on KFHG’s analysis. KFHG was also engaged to separately review the compensation arrangements applicable to employees at the director level and above, and the non-employee, independent directors of the Board.

Peer Group

The Compensation Committee, in consultation with KFHG, considered several factors in selecting an industry-specific compensation peer group for our 2018 compensation program. Considerations generally included the following:

•	Revenue between 0.4 and 2.5 times Freshpet’s revenue in 2017;
•	Companies in the food, beverage, and pet products industries;
•	Companies with similar location and geographical reach;
•	Companies with similar span, scope, and vertical integration;
•	Companies experiencing similar rates of growth;
•	Companies with similar operating complexity; and
•	Other publicly traded companies.

Based on the foregoing considerations, the Compensation Committee determined that our compensation peer group for 2018 would consist of the following entities:

John B. Sanfilippo & Son Inc.	Medifast Inc.	Primo Water Corp.
Simply Good Foods Company	E.L.F. Beauty, Inc.	Craft Brew Alliance Inc.
Omega Protein Corp.	Petmed Express Inc.	Bridgford Foods Corp.
Amplify Snack Brands	PetIQ Inc.	Natural Alternatives
Natures Sunshine Products, Inc.

As noted above, we target the total compensation amount for each of our NEOs (based on position) within the 50th to 75th percentile of total compensation for similarly situated executives within our compensation peer group (bearing in mind that we pay a significant portion of our compensation in the form of long-term, performance-based equity awards). We believe that these targets will help us to achieve an important goal of our executive compensation program, which is to hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term goals. We also believe that this compensation structure will help us to achieve our objectives of aligning our NEOs’ interests with the interests of our stockholders and encouraging our successful NEOs to remain with us for the long term.

Elements of Executive Compensation for 2018

We used three primary elements of compensation in our executive compensation program in 2018: base salary, annual incentive awards, and long-term equity compensation. Annual incentive awards and long-term equity compensation represent the performance-based elements of our compensation program. The performance goals tied to these compensation elements are flexible in application and can be tailored to meet our specific objectives. The amount of a specific individual’s annual incentive award for a performance period is intended to reflect that individual’s relative contribution to the Company in achieving or exceeding our annual goals, and the amount of an individual’s long-term incentive compensation is intended to reflect the individual’s expected contribution to the Company over longer performance periods.

Base Salary

We pay our NEOs a base salary based on the experience, skills, knowledge, and responsibilities required of each executive officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to us. None of our NEOs is currently party to any agreement or arrangement that provides for automatic or scheduled increases in base salary. Base salaries for our NEOs are determined by the Compensation Committee.

The following table sets forth each NEO’s annual base salary rate for 2018:

Name	Annual Base Salary Rate
William B. Cyr	$600,000
Scott Morris	$400,000
Richard Kassar	$302,500
Stephen L. Weise	$270,000
Cathal Walsh	$312,394

Annual Incentive Awards

The Board initially adopted our current annual incentive plan—in which our NEOs participate—in 2016. Awards under the plan, which are calculated as a percentage of base salary, are designed to motivate our employees to achieve our annual goals based on our strategic, financial, and operating performance objectives. For 2018, Messrs. Cyr, Morris, Kassar, Weise, and Walsh had the opportunity to earn annual target awards equal to 75%, 60%, 50%, 40%, and 35%, respectively, of their base salaries.

Our 2018 annual incentive program was based on the Company’s operating performance, which was calculated 50% based on adjusted EBITDA and 50% based on net sales. Our 2018 targets were as follows: $21 million of adjusted EBITDA; and $187 million of net sales. On a pre-bonus basis, and after adjusting to exclude non-recurring governance costs that were outside of the NEOs’ control (as determined by the Board), the Company delivered as follows: $24.388 million of adjusted EBITDA and $193.2 million of net sales. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. generally accepted accounting principles (or GAAP). This metric is explained in more detail in the section “Non-GAAP Financial Measures” in “Item 7—Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our annual report, where it is reconciled to the closest GAAP measure.

For 2018, based on the foregoing, we paid annual incentive awards to each NEO as follows:

Name	Amount of Award	% of Target Awarded
William B. Cyr	$562,500	125%
Scott Morris	$300,000	125%
Richard Kassar	$189,063	125%

Stephen L. Weise	$135,000	125%
Cathal Walsh	$117,031	125%

Long-Term Equity Compensation

Although we do not have a formal policy covering the grant of equity compensation awards to our executive officers, we believe that equity compensation provides our executive officers with a strong link to our long-term performance, creates an ownership culture, and helps to align the interests of our executive officers and our stockholders. Further, we believe that stock options with a time-based vesting feature promote executive retention as they incent our executive officers to remain employed with us for the applicable vesting period. Accordingly, the Compensation Committee (or alternatively, the Board) periodically reviews the equity compensation of our NEOs and from time to time may grant awards as it deems appropriate.

Our 2014 Omnibus Incentive Plan, as amended (or 2014 Plan) was adopted by the Board in connection with our initial public offering and approved by our stockholders on October 2, 2014. Each of our NEOs is eligible to participate in our 2014 Plan. Our 2014 Plan allows for awards of tax-qualified incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, other stock-based awards, and other cash-based awards to our directors, officers, employees, consultants, and advisors.

The Compensation Committee (or alternatively, the Board) determines the size and vesting terms of all awards made under our 2014 Plan, and administers all other aspects of the plan. In 2018, the Committee took into account a number of factors when making awards under our 2014 Plan, including, among others, the eligible employee’s expected contribution to the long-term success of the Company and information gathered by the Committee regarding compensation paid to similarly situated executives at companies in our compensation peer group.

In 2018, we granted certain NEOs stock options to purchase shares of our common stock under our 2014 Plan, 50% of which are scheduled to vest and become exercisable in equal installments on each of the first three anniversaries of the grant date and 50% of which are scheduled to vest and become exercisable annually on a sliding scale according to the achievement of adjusted EBITDA performance-based conditions (and in each case subject to the NEO’s continued employment with us).

Other Compensation

In addition to base salary and annual and long-term performance-based compensation, our NEOs are also eligible for the following benefits on a similar basis as our other eligible employees:

•	health, dental, and vision insurance;
•	paid time off including vacation, personal holidays, and sick days;
•	life insurance and supplemental life insurance; and
•	short-term and long-term disability insurance.

Retirement Benefits

We maintain a 401(k) retirement savings plan (or 401(k) Plan) under which all of our employees (including our NEOs) are eligible to participate beginning on the first day of the month after their employment with us begins. The 401(k) Plan includes a deferral feature under which a participant may elect to defer his or her compensation by up to the statutorily prescribed IRS limits. Currently, we also match participant contributions to the 401(k) Plan up to 4% of the participant’s annual eligible earnings. We believe that providing a vehicle for retirement savings through our 401(k) Plan, and making matching contributions, adds to the overall desirability of our executive compensation program and further incentivizes our NEOs in accordance with our compensation policies.

Other than the 401(k) Plan, we do not maintain any pension plans or non-qualified deferred compensation plans for the benefit of our employees or other service providers.

Employment Agreements with NEOs

The Company is party to an employment agreement with each of Messrs. Cyr, Morris, Kassar, Weise, and Walsh. Each agreement provides for an initial term of one year and for automatic one-year extensions beginning on the expiration of the initial term. Any automatic extension may be cancelled upon at least ninety days’ prior written notice from the respective NEO or the Company. Under their agreements, Messrs. Cyr, Morris, Kassar, Weise, and Walsh are entitled to receive minimum annual base salaries of $600,000, $400,000, $302,500, $312,394, and $270,000, respectively, subject to annual review by the Board. Further, Messrs. Cyr, Morris, Kassar, Weise, and Walsh have the opportunity to earn annual target bonuses equal to at least 75%, 60%, 50%, 40%, and 35%, respectively, of their base salaries. Each executive is also entitled to participate in the Company’s employee and fringe benefit plans as may be in effect from time to time on the same basis as other employees of the Company generally.

Employment Agreement with William Cyr

The Company entered into an employment agreement with Mr. Cyr on July 27, 2016. In the event of a termination of Mr. Cyr’s employment by the Company without “cause,” or by Mr. Cyr for “good reason” (each as defined in his employment agreement), he is generally eligible to receive, subject to his timely execution and non-revocation of a general release of claims against the Company: (i) an amount equal to (A) one and one-half times the sum of his (x)  base salary and (y) target bonus for a period of eighteen months, payable in equal monthly installments in accordance with the Company’s normal payroll practice, and (ii) Company payment of premiums (at active employee rates) for continuation of group health coverage for him and his eligible dependents for eighteen months.

Mr. Cyr’s employment agreement contains a cutback provision for “parachute payments” under Internal Revenue Code (or Code) Section 280G, under which he may receive a cutback of certain change-in-control payments in order to avoid any excise tax or loss of deduction under Code Section 280G, if the cutback would result (after factoring any potential excise taxes under Section 280G) in a larger after-tax payment to Mr. Cyr.

Mr. Cyr’s employment agreement contains the following restrictive covenants: (i) a non-compete covenant that prohibits him from competing against the Company for twenty-four months after employment, (ii) non-solicit covenants that prohibit him from actively soliciting the Company’s employees, customers, or suppliers during employment and for twenty-four months after employment, and (iii) a perpetual confidentiality covenant that protects the Company’s proprietary information, developments, and other intellectual property.

Employment Agreements with Scott Morris, Richard Kassar, Stephen Weise, and Cathal Walsh

The Company entered into employment agreements with Messrs. Morris, Kassar, and Walsh on October 31, 2014, and with Mr. Weise in July 2015. Under the agreements, in the event of a termination of the NEO by the Company without “cause,” by the NEO for “good reason,” or due to “permanent disability” (each as defined in the employment agreements), each NEO is generally eligible to receive, subject to his timely execution and non-revocation of a general release of claims against the Company: (i) an amount equal to twelve months of the NEO’s base salary in accordance with the Company’s normal payroll practice, (ii) Company payment of premiums (at active employee rates) for continuation of group health coverage for the NEO and his eligible dependents for twelve months, and (iii) only in the event of a termination by the Company without “cause” or by the NEO for “good reason” after June 30th during any year in which the employment agreement is effective, a pro-rated annual incentive award for the year in which termination occurs.

Each of the employment agreements with Messrs. Morris, Kassar, Weise, and Walsh contains a cutback provision for “parachute payments” under Code Section 280G, under which the NEO may receive a cutback of certain change-in-control payments in order to avoid any excise tax or loss of deduction under Code Section 280G, if the cutback would result (after factoring any potential excise taxes under Section 280G) in a larger after-tax payment to the NEO.

Each of the employment agreements with Messrs. Morris, Kassar, Weise, and Walsh contains the following restrictive covenants: (i) a non-compete covenant that prohibits the NEO from competing against the Company for twelve months after employment, (ii) non-solicit covenants that prohibit the NEO from actively soliciting the Company’s employees, customers, or suppliers during employment and for twelve months after employment, and (iii) a perpetual confidentiality covenant that protects the Company’s proprietary information, developments, and other intellectual property.

Accounting Considerations

We consider the accounting impact reflected in our financial statements when establishing the amounts and forms of executive compensation. The forms of compensation that we select are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, under which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares, or units, as applicable, that vest. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the award recipients.

Tax Considerations; Deductibility of Compensation; Tax Cuts and Jobs Act

We focus on long-term stockholder value when determining all elements of compensation. As a result, tax deductibility is not our only consideration in awarding compensation. Code Section 162(m) (or Section 162(m)) limits the deductibility of compensation in excess of $1 million paid to any one covered employee in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to our covered employees, the Compensation Committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Risk Assessment

As a publicly-traded company, we are subject to SEC rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on Freshpet.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our annual report.

The Compensation Committee of Freshpet, Inc.

Jonathan S. Marlow
Daryl G. Brewster
Robert C. King
Leta D. Priest

Summary Compensation Table

The following table sets forth the compensation for 2018 for each NEO. Compensation information for 2017 and 2016 is presented for individuals who were also our NEOs in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William B. Cyr (4) Chief Executive Officer	2018 2017 2016	600,000 600,000 161,538	- 508,950 143,014	- - 5,403,776	562,500 - -	53,486 28,981 8,914	1,215,986 1,137,931 5,717,242
Scott Morris President and Chief Operating Officer	2018 2017 2016	400,000 387,115 367,403	- 264,654 111,008	- 889,552 770,052	300,000 - -	11,000 30,497 30,629	711,000 1,581,818 1,279,092
Richard Kassar Chief Financial Officer	2018 2017 2016	302,500 290,721 281,061	- 165,409 69,353	221,384 212,395 546,177	189,063 - -	11,000 25,287 25,101	723,947 693,812 921,692
Stephen L. Weise Executive Vice President, Operations	2018	270,000	-	132,835	135,000	11,000	548,835
Cathal Walsh Senior Vice President, Cooler Operations	2018	312,394	-	132,835	117,031	-	562,260

(1)

The amounts in this column for 2018 reflect the aggregate grant date fair value of each stock option granted. These amounts were computed in accordance with FASB ASC Topic 718 and are based on the valuation assumptions described in Note 10 to our consolidated financial statements included in our annual report.

(2)	The amounts in this column for 2018 reflect cash awards paid to our NEOs under the Company’s annual incentive plan.
(3)	The amounts in this column for 2018 are detailed in the table immediately below.

Name	Company Contribution to 401(k) Plan ($)	Gross Up for Moving Expenses ($)	Total ($)
William B. Cyr	11,000	42,486(a)	53,486
Scott Morris	11,000	-	11,000
Richard Kassar	11,000	-	11,000
Stephen L. Weise	11,000	-	11,000
Cathal Walsh	-	-	-

(a)Represents a one-time lump sum payment to gross up taxable income associated with Company-reimbursed moving expenses.

(4)	Mr. Cyr also serves as a member of the Board but does not receive any additional compensation for his service as a director.
(5)

2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our NEOs during 2018. Please see the “Outstanding Equity Awards at Fiscal Year-End” table below for additional information regarding the vesting parameters that are applicable to these awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
William B. Cyr	-	425,925	450,000	-	-	-	-	-	-	-
Scott Morris	-	227,160	240,000	-	-	-	-	-	-	-
Richard Kassar	3/30/2018	143,159	151,250	-	-	13,410	13,410	13,409	16.45	221,384
Stephen L. Weise	3/30/2018	102,222	108,000	-	-	8,046	8,046	8,046	16.45	132,835
Cathal Walsh	3/30/2018	88,616	93,625	-	-	-	-	16,092	16.45	132,835

(1)

The amounts reflected represent shares of our common stock underlying stock options that are eligible to vest annually on a sliding scale based on the achievement of adjusted EBITDA performance-based conditions.

(2)

The amounts reflected represent shares of our common stock underlying stock options that are eligible to vest in equal installments on the first three anniversaries of the grant date subject to the continued service of the grantee.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2018. Vesting of options reflected in the table is generally subject to continuous service with the Company, with accelerated vesting in certain circumstances, as reflected in the footnotes to the table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
William B. Cyr	250,000	250,000 (1)	500,000 (2)	10.23	9/6/2026
Scott Morris	7,612 - 14,208 57,434	53,476 (3) - 28,416 (4) -	80,214 (2) 133,000 (2) - -	11.00 8.90 9.05 7.10	4/3/2027 9/27/2026 5/10/2026 1/1/2021
Richard Kassar	4,470 6,313 - 11,764 18,393 35,414	13,409 (5) 12,626 (3) - 23,528 (4) - -	8,940 (6) 18,940 (2) 79,800 (2) - - -	16.45 11.00 8.90 9.05 15.00 7.10	3/30/2028 4/3/2027 9/27/2026 5/10/2026 11/7/2024 1/1/2021
Stephen L. Weise	2,682 3,862 - 36,755	8,046 (5) 7,724 (3) - 18,377 (4)	5,364 (6) 11,587 (2) 53,200 (2) -	16.45 11.00 8.90 9.05	3/30/2028 4/3/2027 9/27/2026 5/10/2026
Cathal Walsh	- - 7,724 16,369 35,414 13,109	- - 15,449 (3) 8,185 (4) - -	16,092 (6) 35,000 (7) - - - -	16.45 15.65 11.00 9.05 7.10 15.00	3/30/2028 10/1/2027 4/3/2027 5/10/2026 1/1/2021 11/7/2024

(1)

Scheduled to vest annually in approximately equal installments through 2020, subject to continued employment, with (a) accelerated vesting of a pro rata portion of the next scheduled installment upon an involuntary termination and (b) accelerated vesting in full upon a change in control of the Company.

(2)

Eligible to vest on a sliding scale based upon the achievement of EBITDA performance goals that the Compensation Committee considers moderate to difficult to achieve, with (a) the opportunity to vest in a pro rata portion upon an involuntary termination, based on actual Company performance through the end of the performance period, and (b) the opportunity to vest in part or in full upon a change in control of the Company, based on actual Company performance through the change in control.

(3)

Scheduled to vest annually in approximately equal installments through 2020, subject to continued employment, with accelerated vesting of the next scheduled installment upon an involuntary termination within two years after a change in control of the Company.

(4)

Scheduled to vest annually in approximately equal installments through 2019, subject to continued employment, with accelerated vesting of the next scheduled installment upon an involuntary termination within two years after a change in control of the Company.

(5)

Scheduled to vest annually in approximately equal installments through 2021, subject to continued employment, with accelerated vesting of the next scheduled installment upon an involuntary termination within two years after a change in control of the Company.

(6)	Eligible to vest on a sliding scale in equal annual installments based upon the achievement of EBITDA performance goals that the Compensation Committee considers moderate to difficult to achieve.
(7)

Eligible to vest based upon the achievement of European Net Sales and EBITDA goals for 2020 that the Compensation Committee considers moderate to difficult to achieve, with the opportunity to vest in full upon a change in control of the Company, based on actual Company performance through the change in control.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options by our NEOs in 2018. Our NEOs did not hold any other stock awards in 2018.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William B. Cyr	-	-
Scott Morris	87,311	1,830,088
Richard Kassar	28,528	532,665
Stephen L. Weise	-	-
Cathal Walsh	-	-

(1)	Amounts reflect the aggregate difference between the market price of our common stock at the exercise date and the exercise price of the stock options.

Potential Payments Upon Termination or Change IN Control

The following table sets forth information regarding the severance payments and the change in control payments that could have been made to our NEOs had they experienced a termination of employment or a change in control as of December 31, 2018. The fair market value of a share of our common stock on December 31, 2018 was $32.16. The table only includes information for employment termination and change in control events that trigger vesting or severance-related payments, and assumes that each NEO will take all action necessary to receive the maximum available benefit, such as execution of a release of claims. Any amounts payable to the NEOs in the event of a change in control of the Company may be subject to reduction under Code Sections 280G and 4999. The amounts below are estimates of the incremental amounts that could be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment.

Name	Cash ($)(1)(2)	Equity ($)(3)
William B. Cyr
Termination due to permanent disability	-	-
Involuntary termination (4)	2,362,500	1,742,382
Change in control	-	16,447,500
Involuntary termination after change in control	-	-
Scott Morris
Termination due to permanent disability	252,000	-
Involuntary termination (4)	652,000	-
Change in control	-	3,093,580
Involuntary termination after change in control	-	1,788,246
Richard Kassar
Termination due to permanent disability	163,250	-
Involuntary termination (4)	465,750	-
Change in control	-	1,856,148
Involuntary termination after change in control	-	1,021,554
Stephen L. Weise
Termination due to permanent disability	120,000	-
Involuntary termination (4)	390,000	-
Change in control	-	1,237,432
Involuntary termination after change in control	-	714,535
Cathal Walsh
Termination due to permanent disability	168,197	-
Involuntary termination (4)	480,591	-
Change in control	-	577,850
Involuntary termination after change in control	-	516,056

(1)

If an NEO’s employment is terminated by us without cause, or due to the NEO’s permanent disability, or due to the NEO’s resignation with good reason, the NEO will be entitled to the cash severance benefits set forth in the NEO’s employment agreement described in the CD&A above under “Employment Agreements with NEOs.”

(2)	Assumes that (i) a qualifying termination occurs on December 31, 2018 and (ii) any bonus is earned at 100% of target.
(3)	See “Outstanding Equity Awards at Fiscal Year-End” above for an overview of the termination and change in control vesting terms of unvested stock options as of December 31, 2018.
(4)	An “involuntary termination” means a termination by the Company without cause or by the NEO for good reason.

Director Compensation

The full Board approved director compensation for 2018, based on the recommendation of the Compensation Committee with assistance from KFHG, and in accordance with the Company’s non-employee director compensation program. For 2018, each non-employee member of the Board who served for the entire year received an annual cash retainer of $37,500 (or $62,500 for the Chair of the Board), paid quarterly. In the fourth quarter of 2018, we increased the retainer amount, on a prospective basis, to $50,000 (or $80,000 for the Chair of the Board), in order to better align our director compensation with our peer group. See below for further details. In 2018, each Board member was also granted an award of time-vesting RSUs under our 2014 Plan, which vest on the first anniversary of the grant date, subject to continued service, with an upfront grant date value of $37,500 (or $62,500 for the Chair of the Board). In addition, certain directors who served as Chairs of Board committees received additional cash payments for 2018 as follows: $10,000 for the Chair of the Company’s Audit Committee and $5,000 each for the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee.

In 2018, our Nominating and Corporate Governance Committee recommended that the Board actively recruit new members to diversify the Board. To begin that process, the Board conducted a study of Board compensation practices to ensure that our non-employee director compensation program was sufficient to attract the necessary talent to achieve its diversification goals. The compensation of the Board had not changed since the Company went public in 2014. As such, in April 2018, we conducted a study of board compensation practices using the same peer group selected for the Company’s management. Based on the outcomes of that study and consistent with the compensation principles that we apply to management, the Board revised the non-employee director compensation policy, effective with payments made in the fourth quarter of 2018. The changes increased the overall compensation (both cash and equity) to be between the 50th and 75th percentile of the peer group and to weight compensation for 2019 more towards equity than cash (approximately 60% equity, 40% cash). With these compensation changes, Freshpet was able to successfully recruit two new, qualified directors.

The following table shows compensation paid to each of our non-employee directors who served during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles A. Norris (2)	66,875	62,494	129,369
J. David Basto	40,625	37,506	78,131
Daryl G. Brewster	40,625	37,506	78,131
Lawrence S. Coben (3)	46,250	37,506	83,756
Walter N. George III	40,625	37,506	78,131
Christopher B. Harned (4)	36,779	37,506	74,285
Robert C. King	40,625	37,506	78,131
Jonathan S. Marlow (5)	46,250	37,506	83,756
Craig D. Steeneck (6)	51,875	37,506	89,381
Leta D. Priest (7)	12,500	34,992	47,492
Jacki S. Kelley (8)	-	-	-
William B. Cyr (9)	-	-	-

(1)

Represents the aggregate grant date fair value of RSUs granted under our 2014 Plan without regard to forfeitures, computed in accordance with FASB ASC Topic 718. This amount does not reflect the actual economic value realized by the director. The stock awards reflected in the table comprise all outstanding equity awards held by our non-employee directors at the end of 2018.

(2)	Charles A. Norris serves as Chair of the Board.
(3)	Lawrence S. Coben serves as Chair of the Nominating and Corporate Governance Committee and as such received an additional cash payment of $5,000 for 2018.
(4)	Christopher B. Harned resigned from the Board on December 4, 2018, and the Board agreed to accelerate vesting of his outstanding RSUs at that time.
(5)

Jonathan S. Marlow serves as Chair of the Compensation Committee and as such was entitled to additional cash payment of $5,000 for 2018. As noted above, Mr. Marlow is an employee of MidOcean Partners. MidOcean US Advisor, L.P. (or US Advisor) provides investment advisory services to MidOcean Partners and its affiliates. As part of Mr. Marlow’s employment agreement with MidOcean Partners, director fees that he becomes entitled to in connection with his employment with

MidOcean Partners—including director fees from Freshpet—are paid instead directly to US Advisor. Mr. Marlow’s director fees paid by Freshpet to US Advisor are subject to the same terms, including vesting terms, as director fees paid to other non-employee Board members.

(6)	Craig D. Steeneck serves as the Chair of the Audit Committee and as such received an additional cash payment of $10,000 for 2018.
(7)

Leta D. Priest was appointed to the Board on September 27, 2018. Ms. Priest was provided with a pro-rated cash retainer fee of $12,500 and the Board, in its discretion, granted Ms. Priest RSUs under our 2014 Plan with an upfront grant date value equivalent to $34,500.

(8)	Jacki S. Kelley was appointed to the Board on January 18, 2019 and as such received no compensation for 2018.
(9)	William B. Cyr is a NEO and does not receive separate compensation for serving on the Board.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2018 all filing requirements applicable to the Reporting Persons were timely met except (i) each of Messrs. Norris, Basto, Brewster, Coben, George, King, Steeneck and Harned and MidOcean (which received a grant for director services provided by Mr. Marlow) did not timely file a Form 4 in connection with a grant of common stock on March 30, 2018 as part of the Company’s director compensation program; (ii) Mr. Walsh did not timely file a Form 3 upon becoming a Section 16 officer on December 19, 2018; (iii) each of Messrs. Kassar, Weise and Macchiaverna did not timely file a Form 4 in connection with the grant of two tranches of options on March 30, 2018; (iv) each of Messrs. Morris, Kassar and Weise did not timely file a Form 4 in connection with the grant of options on February 20, 2018; and (v) Mr. Morris did not timely file a Form 4 in connection with the sale of shares on May 11, 2018, in each case due to administrative delays.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

The Company administers two current equity compensation plans: our 2014 Plan and a 2016 inducement stock option grant to Mr. Cyr. The Company also administers two legacy equity compensation plans: our 2010 Stock Option Plan (or 2010 plan) and our 2006 Stock Incentive Plan (or 2006 Plan). The following table provides information as of December 31, 2018 regarding shares of our common stock that may be issued under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	2,341,706(2)	$11.26	1,732,379
Equity Compensation Plans Not Approved by Security Holders	1,000,000(3)	$10.23	-
Total	3,341,706	$11.41	1,732,379

(1)	RSUs reflected in column (a) are not reflected in these weighted-average exercise prices.
(2)

Includes 1,498,746 options outstanding under our 2014 Plan with a weighted average exercise price of $13.47; 271,979 RSUs outstanding under our 2014 Plan; 565,508 options outstanding under our 2010 Plan with a weighted average exercise price of $7.10; and 5,473 options outstanding under our 2006 Plan with a weighted average exercise price of $8.87.

(3)	Reflects a September 2016 inducement grant to our CEO, Mr. Cyr, which grant is described below.

2014 Omnibus Plan

Our 2014 Plan was adopted by the Board in connection with our initial public offering and approved by our stockholders in October 2014. Our 2014 Plan allows for awards of tax-qualified incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, other stock-based awards, and other cash-based awards to our directors, officers, employees, consultants, and advisors. Upon the adoption of our 2014 Plan, we discontinued our 2010 Plan, as described below.

Inducement Grant to Mr. Cyr

On September 6, 2016, we granted our CEO, Mr. Cyr, an inducement grant of stock options in accordance with the Nasdaq Marketplace Rules. Mr. Cyr’s inducement grant consisted of 500,000 performance-vesting options and 500,000 time-vesting options. See “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” above for an overview of the vesting terms of these options.

2010 Stock Option Plan

Our 2010 Plan was adopted by the Board and approved by our stockholders in December 2010. Our 2010 Plan allowed for the grant of tax-qualified incentive stock options and nonstatutory stock options to our employees, officers, directors, consultants, and advisors. We discontinued our 2010 Plan in March 2014 and no new awards have been granted under the plan since that time. Any award outstanding under our 2010 Plan at the time of its discontinuance will remain in effect until the award is exercised or has expired in accordance with its terms.

2006 Stock Incentive Plan

Our 2006 Plan was adopted by the Board and approved by our stockholders in October 2006. Our 2006 Plan allowed for the grant of tax-qualified incentive stock options, nonstatutory stock options, restricted stock awards, RSUs, stock appreciation rights, and other stock-based awards to our employees, officers, directors, consultants, and advisors. We discontinued our 2006 Plan in December 2010 and no new awards have been granted under the plan since that time. Any award outstanding under our 2006 Plan at the time of its discontinuance will remain in effect until the award is exercised or has expired in accordance with its terms.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information about the beneficial ownership of our common stock, as of August 2, 2019, by:

•	each person known by us to beneficially own 5% or more of our outstanding common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

The numbers listed below are based on 36,076,406 shares of our common stock outstanding as of August 2, 2019. Unless otherwise indicated, the address of each individual listed in this table is c/o Freshpet, Inc., 400 Plaza Drive, 1st Floor, Secaucus, New Jersey 07094.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholders:
Gilder, Gagnon, Howe & Co.(2)	2,594,469	7.2%
Blackrock, Inc. (3)	1,877,138	5.2%
Named Executive Officers and Directors:
Charles A. Norris (4)	586,248	1.6%
William B. Cyr	325,532	*
J. David Basto	17,321	*
Daryl G. Brewster	69,549	*
Lawrence S. Coben	50,342	*
Walter N. George III	39,375	*
Robert C. King	23,988	*
Jonathan S. Marlow	-	*
Craig D. Steeneck	30,655	*
Leta D. Priest	2,615	*
Jacki S. Kelley	1,655	*
Richard Kassar	164,994	*
Scott Morris	162,798	*
Stephen L. Weise	54,031	*
Cathal Walsh	89,797	*
Executive Officers and Directors as a Group (16 persons)	1,750,795	4.9%

*	Less than 1%

(1)

A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•voting power, which includes the power to vote, or to direct the voting of, such security; and/or

•investment power, which includes the power to dispose, or to direct the disposition of, such security.

Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on August 2, 2019 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s beneficial ownership percentage but are not deemed outstanding for the purposes of computing the beneficial ownership percentage of any other person.

(2)

Represents shares of common stock beneficially owned as of December 31, 2018, based on a Schedule 13G filed on February 15, 2019, by Gilder, Gagnon, Howe & Co. In such filing, Gilder, Gagnon, Howe & Co. lists its address as 475 10th Avenue, New York, New York 10018.

(3)

Represents shares of common stock beneficially owned as of December 31, 2018, based on a Schedule 13G filed on February 8, 2019, by Blackrock, Inc. In such filing, Blackrock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(4)	Includes 22,680 shares of common stock held by Mr. Norris directly and 563,568 shares of common stock held by Norris Trust Ltd 6/18/02.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

We are party to a Second Amended and Restated Stockholders Agreement with MidOcean Partners and certain of our other stockholders (the “Stockholders Agreement”), pursuant to which MidOcean Partners and the other stockholders party thereto were entitled to certain registration rights, including customary demand and piggyback registrations rights, payment of expenses and indemnification. The rights of a party to the Stockholders Agreement to exercise any demand or piggyback registration rights terminate at any time that such party can freely sell its shares of common stock under Rule 144 without being limited by the volume limitation thereunder. As a result, as of the date hereof, no parties to the Stockholders Agreement may exercise demand or piggyback registration rights.

Raw Material Vendor

In September 2018, one of the Company’s raw material vendors, Florida Food Products, was purchased by MidOcean, formerly one of our largest stockholders. Jonathan Marlow, a member of our board of directors, also serves on the board of directors of Florida Food Products. The purchase of the vendor by MidOcean has had no impact on the cadence or amount of the raw materials that the Company has purchased from the vendor. During 2018, the Company purchased approximately $1.4 million of raw materials from the vendor. Since MidOcean’s acquisition of the vendor, the Company has purchased approximately $1.9 million of raw materials from the vendor. The Company believes that all payments made to the vendor are at market value and thus at arms-length.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Procedures for Approval of Related Party Transactions

Our Board of Directors has adopted a written related party transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy is administrated by our Audit Committee. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP, our independent registered public accounting firm for 2018, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “annual report”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in the annual report. In addition, the Audit Committee discussed with KPMG LLP those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report for filing with the SEC.

The Audit Committee

Craig D. Steeneck (chair)

J. David Basto

Walter N. George III

PROPOSALS

Overview of Proposals

This Proxy Statement contains four proposals requiring stockholder action:

•	Proposal One requests the reelection of four directors to the Board;
•	Proposal Two requests the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2019;
•	Proposal Three requests the approval, by advisory vote, the compensation of the Company’s named executive officer compensation; and
•	Proposal Four requests to recommend, by advisory vote, the frequency of future advisory votes on the named executive officer compensation.

Each proposal is discussed in more detail below.

Proposal One – Reelection of Directors

The Board has nominated Mr. Basto, Mr. Coben, Mr. George and Mr. Steeneck to be elected to serve until the third succeeding annual meeting of stockholders after their reelection and until their respective successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the four nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the reelection of the Board’s four nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

The Board of Directors recommends a vote “FOR” the reelection of directors Basto, Coben, George and Steeneck.

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed KPMG LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2019. KPMG LLP has served as the Company’s independent registered public accounting firm since 2013.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees for Services Rendered by Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by our current independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees (1)	$850,000	$417,000
Audit-Related Fees (2)	85,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$935,000	$417,000

(1)

Audit Fees: These fees include fees related to the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements as well as services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees: Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards. Additionally, fees include services in connection with the Company’s filing of a registration statement and preparation of a comfort letter in connection with a secondary offering.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor and to not engage the independent auditor to perform the non-audit services proscribed by law or regulation. The Audit Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

All services provided by KPMG, LLP subsequent to the formation of the Audit Committee in November 2014 were pre-approved by the Audit Committee.

The Board of Directors recommends a vote “FOR” Proposal Two.

Proposal Three – Advisory Vote on Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act in the section entitled “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure.

“RESOLVED, that the stockholders of Freshpet, Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the Compensation Committee.  The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program.  The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating the Company’s executive compensation program.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

Proposal Four – Advisory Vote on the Frequency of Advisory Votes on Named Executive Officer Compensation

The Dodd-Frank Act and Schedule 14A of the Exchange Act also enable our stockholders to indicate, at least once every six years, how frequently we should seek an advisory vote on named executive officer compensation, such as Proposal No. 3 above.  By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive compensation once every one, two or three years.

After careful consideration, our Board has determined that an advisory say-on-pay vote should be held annually.  Our Board believes that holding a say-on-pay vote annually is the most appropriate option because it will give us more frequent feedback from our stockholders on our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers.

The Board of Directors recommends that you vote for every “1 Year” as the frequency of future say-on-pay votes.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: August 16, 2019

By Order of the Board of Directors,

Charles A. Norris

Chairman of the Board

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on September 19, 2017. You are receiving this communication because you hold shares in

Please Choose One of the Following Voting Methods Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote g Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. g g 0000342239_2 R1.0.1.15 1. Notice & Proxy Statement 2. Form 10-K 3. Form 10-K/A Amendment No.1 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 05, 2017 to facilitate timely delivery.

Voting items 0000342239_3 R1.0.1.15 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Charles A. Norris 02 William B. Cyr 03 Jonathan S. Marlow The Board of Directors recommends you vote FOR proposals 2 and 3. 2 To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2017. 3 To approve an amendment to the Company's amended and restated certificate of incorporation to remove section 3 of Article Twelve, the litigation costs provision. NOTE: To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

0000342239_4 R1.0.1.15

0000342240_2 R1.0.1.15 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Form 10-K/A Amendment No.1 is/are available at www.proxyvote.com FRESHPET, INC. Annual Meeting of Stockholders September 19, 2017 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard Kassar and Stephen Macchiaverna, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Freshpet, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, EDT on September 19, 2017, at Residence Inn Secaucus Meadowlands, located at 800 Plaza Drive, Secaucus, NJ 07094, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side